Exhibit 10.7

May 13, 2002

Michael Irwin

350 Fifth Avenue

Half Moon Bay, California 94019

Dear Michael:

We are pleased to offer you the position of Vice President of Finance. In this position, you will report to Enrique Salem, CEO and President.

The terms of your employment are as follows:

1.	At-Will Employment.

You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2.	Compensation.

(a) Base Salary: Base salary shall be semi-monthly in amounts of $7,083.33 in U.S. dollars (annualized $170,000), in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as the same currently exists or may exist in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b) Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 200,000 shares of Company Common Stock. 25% of the Shares subject to the Option shall vest one year after the Vesting Commencement Date of January 15, 2002, and 1/48th of the Shares subject to the Option shall vest on the first day of each month thereafter until all of the Shares are vested.

(c) Commission/Incentive: You are eligible for an annual performance based incentive payment opportunity equal to 20% of your base salary. This incentive payment will be based upon the achievement of management objectives to which we mutually agree and will be paid according to the incentive payment plan.

Michael Irwin

May 13, 2002

3.	Acceleration of Option Upon Change of Control.

Upon a Change of Control (as defined below), one-fourth (1/4) of the Stock Option as stated in Section 2.(b), Shares shall vest and become exercisable on the effective date of the Change of Control; provided, however, that the foregoing clause shall not result in more than 100% of the Initial Option Shares becoming vested. Thereafter one-forty-eighth (1/48) of the Stock Option shall vest and become exercisable and the beginning of each full month after the effective date of the Change of Control.

If within six months after any Change in Control, either (1) the Executive’s employment is terminated by the Company or a successor to the Company without Cause (which does not include termination following the Executive’s death or Disability) or (2) a Constructive Termination (as defined in Section 4 below) of the Executive is deemed to have occurred, then 100% of the Initial Option Shares will become fully vested and exercisable on the date of termination.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

4.	Constructive Termination.

For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if the Executive elects to terminate his employment voluntarily within the 60-day period immediately following the occurrence of one or more of the following events: (1) a material adverse change in the Executive’s title or responsibilities causing such position or responsibilities to be of materially reduced stature or responsibility; (2) a reduction of the Executive’s Base Salary; or (3) the relocation of the Executive to a facility or location more than 50 miles from the Company’s current location, without the Executive’s express written consent. Clause (1) of the foregoing definition of Constructive Termination shall not include the following that occurs after a Change of Control: A change in position and/or responsibilities of Vice President of Finance or then current title as long as such new position and/ or responsibilities include being directly responsible for the entire finance organization of the successor to the Company relating to the business specific to Brightmail’s current operations.

Michael Irwin

May 13, 2002

5.	Benefits.

You will be entitled to the Company’s basic employment benefits (comprehensive HMO/PPO medical plan including eye care and dental care) available to all eligible Company employees and their immediate families, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

6.	Employment Terms.

Please note that this offer is the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation or promise.

7.	Offer Close Date.

This offer is open until Friday, May 24, 2002. If the offer has not been signed by you and returned to Brightmail, Inc. by the above stated date, consider this offer null and void.

8.	Start Date.

Your start date in this role is effective May 10, 2002. Please indicate your acceptance of this offer letter by signing and returning it to Human Resources.

Michael, we are very excited about your continued commitment to Brightmail.

Very truly yours,

/s/ Enrique Salem
Enrique Salem CEO and President

Agreed and Accepted: I accept this offer of employment on the terms stated above.

/s/ Michael Irwin 5/20/02
Michael Irwin Date